REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PSI Energy Argentina, Inc.:

We have audited the accompanying balance sheets of PSI ENERGY
ARGENTINA, INC.
(an Indiana Corporation and a wholly owned subsidiary of PSI Energy, Inc.) as of December 31, 1996 and 1995, and the related statements of income, changes in common stock equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PSI Energy Argentina, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                         ARTHUR ANDERSEN LLP



Cincinnati, Ohio,
April 30, 1997.



                                                PSI ENERGY ARGENTINA, INC.
                                                      BALANCE SHEETS

                                                  (dollars in thousands)


December 31,

1996             1995
ASSETS
CURRENT ASSETS
Accounts receivable from affiliated companies
 ....................................................          $   660
$  --
Prepayments and other
 ............................................................................
33             --

-------          -------

693             --

OTHER ASSETS
Investment in Distrilec Invesora, S.A., net
 ......................................................           10,705
10,705

-------          -------


$11,398          $10,705

CAPITALIZATION

COMMON STOCK EQUITY
Common Stock - no par value;
authorized shares - 100,000,000;
outstanding shares - 100 in 1996 and 1995
 ........................................................          $  --
$  --
Paid-in capital
 ..............................................................................
 ....           10,705           10,705
Retained earnings
 ..............................................................................
 ..              541             --

-------          -------

11,246           10,705

CURRENT LIABILITIES
Accrued taxes
 ..............................................................................
 ......              152             --

-------          -------


$11,398          $10,705

The accompanying notes are an integral part of these financial statements


                                                PSI ENERGY ARGENTINA, INC.
                                                   STATEMENTS OF INCOME

                                                  (dollars in thousands)


For the Year Ended

December 31,

1996                    1995

Revenues
Operator fees
 ...................................................................
$247                   $    --
Consulting and engineering retainer
 .............................................                    123
--
Dividends
 .......................................................................
376                        --

----                   ---------

746                        --

Operation expenses
 ..............................................................
99                        --

----                   ---------

Pre-tax income
 ..................................................................
647                        --

Income taxes
 ....................................................................
106                        --

----                   ---------

Net Income
 ......................................................................
$541                   $    --


The accompanying notes are an integral part of these financial statements.


                                                PSI ENERGY ARGENTINA, INC.
                                       STATEMENTS OF CHANGES IN COMMON STOCK
EQUITY

                                                  (dollars in thousands)




Balance at December 31, 1994
 .......................................................................
$10,705


-------

-------

Balance at December 31, 1995
 .......................................................................
$10,705

Retained earnings
Net income
 ..............................................................................
 ...........                             541

-------

Balance at December 31, 1996
 .......................................................................
$11,246



The accompanying notes are an integral part of these financial statements.


                                                PSI ENERGY ARGENTINA, INC.
                                                 STATEMENTS OF CASH FLOWS

                                                  (dollars in thousands)


For the Year Ended

December 31,

1996             1995
Operating Activities

Net Income
 ..............................................................................
 ........          $ 541           $    --
Items providing (using) cash currently:
Changes in current assets and current liabilities
Accounts receivable
 .............................................................................
(660)               --
Accrued taxes
 ..............................................................................
 .....            152                --
Other items - net
 ..............................................................................
 .            (33)               --

-------          ---------

Net cash provided by (used in) operating activities
 .............................................           --                  --


Net increase (decrease) in cash and temporary
cash investments
 ..............................................................................
 ..           --                  --

Cash and temporary cash investments at beginning
of period
 ..............................................................................
 .........           --                  --

-----            ---------

Cash and temporary cash investments at end
of period
 ..............................................................................
 .........          $--             $    --


The accompanying notes are an integral part of these financial statements

NOTES TO THE FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies


(a) Nature of Operations PSI Energy Argentina, Inc. (PSI Energy Argentina or Company)
is a foreign utility company under the Public Utility Holding Company Act of
1935
(PUHCA). PSI Energy Argentina is an Indiana corporation that was formed to invest in foreign utility companies. The Company and its parent, PSI Energy, Inc.
(PSI), an
Indiana electric utility, are subsidiaries of Cinergy Corp. (Cinergy), a registered holding company under the PUHCA.

As of December 31, 1996, PSI Energy Argentina holds a 2% interest in Distrilec Invesora, S.A. (Distrilec). Distrilec, as a member of a multinational consortium, owns a 51% interest in Empresa Distribuidora Sur S.A. (Edesur), an electric-distribution network serving the southern half of the city of Buenos Aires, Argentina. Distrilec also acts as the operator of Edesur.

Distrilec acquired its 51% interest in connection with the privatization of electric generation and distribution assets in Argentina. Pursuant to the privatization process, the Argentine government retained 39% of the shares for subsequent sale and distributed 10% of the shares to Edesur employees. In late 1995, the Argentine government sold its remaining 39% ownership interest at book value, which approximates the cost that Distrilec paid for its interest in Edesur.

The Company has entered into an agreement with the other shareholders of Distrilec regarding the distribution to the shareholders of the operator fees earned by Distrilec. The term of this agreement extends through August 31, 2007.

The Argentine government has placed a five-year restriction on the sale of Edesur stock, requiring the Company to hold its investment until at least September 1, 1997, unless special approval is obtained from the Argentine government.

(b) Basis of Accounting PSI Energy Argentina uses the cost method to account for its investment in Distrilec. Currently, the shares of Edesur are not publicly traded.

(c) Management's Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities.
Estimates are also required with respect to the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. (See Note 2.)

(d)  Income Taxes  PSI Energy Argentina complies with the provisions of
Statement of
Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement
109).
Statement 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities


The components of the Company's net deferred income tax assets at December 31, 1996 and
1995 are as follows:

                                              1996           1995

  Deferred income tax assets:
    Start-up costs                           $  -          $ 46,516
    NOL carryforwards                           -            93,032
  Valuation allowance                           -          (139,548)
  Net deferred income tax assets             $  -          $   -___

During 1996, the Company utilized all of its net operating loss carryforwards (approximately $245,000) for both Federal and state tax purposes.

Federal income taxes, computed by applying the statutory Federal income tax rate to pre-tax income are reconciled to income tax expense reported in the Statement of Income as follows:

                                                      1996
                                                 (in thousands)

  Statutory Federal income tax provision            $ 226.4
  Increases (Reductions) in taxes resulting
    from:
      State income taxes (net of Federal benefit)      19.1
      Change in valuation allowance                  (139.5)
  Income tax expense                                $ 106.0

PSI Energy Argentina will participate in the filing of a consolidated Federal income tax return with Cinergy, and other affiliated companies for the year ended December 31,
1996. The current tax liability is allocated among the members of the group pursuant to a tax sharing agreement consistent with Rule 45(c) of the PUHCA.

(e) Consulting and Engineering Retainer The Company has entered into an agreement with Edesur under which the Company may provide consulting and engineering services to
Edesur. Under this agreement, the Company receives retainer fees, as well as project fees for any services provided. Through December 31, 1996, the Company has not provided any services under the agreement.

(f) Administrative, Management, and Support Services The Company receives certain administrative, management, and support services from affiliate companies. These services are immaterial and are not reflected in the financial statements.

2.  Commitments

The Company is committed to invest up to $12 million in Distrilec. The Company does not anticipate making any future cash payments but could incur a liability to invest an additional $2 million in the event that the operations of Distrilec require additional capital.